UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   April 5, 2007

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street
Rockland, Massachusetts	02370
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2007, BioSphere Medical, Inc. (“BioSphere” or the “Company”), acting upon the authorization of the independent members of the Board of Directors of BioSphere, entered into an Acknowledgement and Amendment Agreement with Gary Saxton, the Company’s Executive Vice President and Chief Operating Officer (the “Saxton Amendment”), which amends the Offer Letter dated November 18, 2004 between the Company and Mr. Saxton (the “Offer Letter”).  Pursuant to the Offer Letter, the Company had previously agreed to reimburse Mr. Saxton for (a) customary moving expenses, (b) commissions, origination and closing costs associated with the sale of his home in California and purchase of a home in Massachusetts, and (c) temporary living and commuting expenses (consisting of airfare, temporary housing and expenses incident thereto), in an aggregate amount not to exceed $175,000 (the “Reimbursed Expenses”). In accordance with the terms of the Saxton Amendment, in lieu of the Reimbursed Expenses, effective as of January 1, 2007, BioSphere will provide to Mr. Saxton an annual allowance of $81,000 (the “Living Allowance”), less applicable taxes and withholdings and payable in equal monthly installments, for so long as he is an executive officer of the Company and his primary residence is more than 100 miles from the Company’s offices, which Living Allowance may be used, in his discretion, to offset commuting costs incurred by him in connection with his travel from his primary residence to the Company’s offices and for temporary living and housing allowances relating to such commuting.  The amount of the annual Living Allowance is intended to be approximately equivalent to the amount actually paid to Mr. Saxton for Reimbursed Expenses in 2006.

On April 5, 2007, BioSphere entered into a Second Acknowledgment and Amendment Agreement with Mr. Faleschini (the “Second Acknowledgment”), which supersedes the Acknowledgment and Amendment Agreement entered into between the parties on March 16, 2007 and described on a Current Report on Form 8-K filed by the Company with the SEC on March 16, 2007, so that the living allowance arrangements for Messrs. Faleschini and Saxton are aligned.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2007	BIOSPHERE MEDICAL, INC.

	By:	/s/ Martin J. Joyce
Martin J. Joyce
Executive Vice President
and Chief Financial Officer